                                            Exhibit 99.1
                                            The Travelers Companies, Inc.
                            485 Lexington Avenue
                                    New York, NY 10017-2630
                                        www.travelers.com
NYSE: TRV

Travelers Reports Excellent Fourth Quarter 2023 Results
Record Quarterly Net Income per Diluted Share of $6.99 and Return on Equity of 29.0%
Record Quarterly Core Income per Diluted Share of $7.01 and Core Return on Equity of 24.0%
Full Year Net Income of $2.991 billion and Return on Equity of 13.6%
Full Year Core Income of $3.072 billion and Core Return on Equity of 11.5%
•Record quarterly net income of $1.626 billion and core income of $1.633 billion, driven by both underwriting and investment results.
•Exceptional consolidated combined ratio of 85.8%, an 8.7 point improvement, and underlying combined ratio of 85.9%, a 5.5 point improvement.
•Net written premiums of $9.994 billion for the quarter, up 13%, and full year net written premiums of $40.201 billion, up 14%; both periods reflect growth in all three segments.
•Net investment income increased 24% pre-tax over the prior year quarter, primarily due to strong fixed income returns and growth in fixed maturity investments.
•Total capital of $298 million returned to shareholders in the quarter; full year total capital returned to shareholders of $1.944 billion.
•Book value per share of $109.19, up 18% over year-end 2022, driven by lower interest rates; adjusted book value per share of $122.90, up 8% over year-end 2022.
•Board of Directors declares regular cash dividend of $1.00 per share.

New York, January 19, 2024 — The Travelers Companies, Inc. today reported net income of $1.626 billion, or $6.99 per diluted share, for the quarter ended December 31, 2023, compared to $819 million, or $3.44 per diluted share, in the prior year quarter. Core income in the current quarter was $1.633 billion, or $7.01 per diluted share, compared to $810 million, or $3.40 per diluted share, in the prior year quarter. Core income increased primarily due to a higher underlying underwriting gain (i.e., excluding net prior year reserve development and catastrophe losses), lower catastrophe losses and higher net investment income. Net realized investment losses in the current quarter were $11 million pre-tax ($7 million after-tax), compared to net realized investment gains of $7 million pre-tax ($9 million after-tax) in the prior year quarter. Per diluted share amounts benefited from the impact of share repurchases.
Consolidated Highlights

($ in millions, except for per share amounts, and after-tax, except for premiums and revenues)	Three Months Ended December 31,				Twelve Months Ended December 31,
	2023	2022	Change		2023	2022	Change
Net written premiums	$9,994	$8,829	13%		$40,201	$35,414	14%

Total revenues	$10,927	$9,636	13		$41,364	$36,884	12
Net income	$1,626	$819	NM		$2,991	$2,842	5
per diluted share	$6.99	$3.44	NM		$12.79	$11.77	9
Core income	$1,633	$810	NM		$3,072	$2,998	2
per diluted share	$7.01	$3.40	NM		$13.13	$12.42	6
Diluted weighted average shares outstanding	231.1	236.3	(2)		232.2	239.7	(3)
Combined ratio	85.8%	94.5%	(8.7)	pts	97.0%	95.6%	1.4	pts
Underlying combined ratio	85.9%	91.4%	(5.5)	pts	89.5%	92.0%	(2.5)	pts
Return on equity	29.0%	15.8%	13.2	pts	13.6%	12.2%	1.4	pts
Core return on equity	24.0%	12.3%	11.7	pts	11.5%	11.3%	0.2	pts

	As of
	December 31, 2023	December 31, 2022	Change
Book value per share	$109.19	$92.90	18%
Adjusted book value per share	122.90	114.00	8%
See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.
Note: NM = not meaningful.

“We are very pleased to report exceptional top- and bottom-line results for the fourth quarter,” said Alan Schnitzer, Chairman and Chief Executive Officer.

“Core income, earnings per share and return on equity were all record highs for the quarter, driven by both underwriting and investment results. Record underlying underwriting income resulted from net earned premiums of $10 billion, up more than 13% over the prior year quarter, and an underlying combined ratio which improved 5.5 points to a record 85.9%. Each of our business segments contributed to the improvement.

“We are also pleased to have delivered full year core income of $3.1 billion, generating core ROE of 11.5%, notwithstanding elevated industry-wide catastrophe losses and an operating environment for our Personal Insurance business that, while improving, was difficult during the year. Our high-quality investment portfolio generated after-tax net investment income of $2.4 billion for the year, driven by strong and reliable returns from our growing fixed income portfolio.

“Our operating results, together with our strong balance sheet, enabled us to grow adjusted book value per share by 8% during the year to $122.90, after returning nearly $2 billion of excess capital to shareholders through dividends and share repurchases and making important investments in our business.

“Through excellent marketplace execution across all three segments, we grew net written premiums in the quarter by $1.2 billion, or 13%, to $10 billion. In Business Insurance, we grew net written premiums by 14% to more than $5 billion. Renewal premium change in the segment was very strong at 11.8%, while retention remained historically high at 87% and new business increased significantly. In Bond & Specialty Insurance, we grew net written premiums by 7% to $989 million, achieved 90% retention of our high-quality management liability business and grew net written premiums by 9% in our industry-leading surety business. Given the attractive returns, we are very pleased with the strong production results in both of our commercial business segments. In Personal Insurance, 13% top-line growth was driven by higher pricing. Renewal premium change was 21.2% in our Homeowners and Other business and was 16.7% in our Auto business.

“Looking ahead, the fundamentals across our business are in excellent shape. In Business Insurance, we are growing while achieving very strong margins. Our Bond & Specialty business continues to produce excellent returns, and we added to our expert cyber capabilities with the strategic acquisition of Corvus. Our Personal Insurance business is showing significantly improved profitability, and the outlook is for continued improvement. Record cash flows have enabled us to make important strategic investments in our business, return excess capital to shareholders and grow our investment portfolio to nearly $93 billion. Combined with higher fixed income yields, this sets us up for higher levels of net investment income moving forward. With another year of very strong results in the books, continued strategic investment in pursuit of our focused innovation agenda and the best talent in the industry, we could not feel more confident about how we are positioned for 2024 and beyond.”

Consolidated Results

	Three Months Ended December 31,						Twelve Months Ended December 31,
($ in millions and pre-tax, unless noted otherwise)	2023		2022		Change		2023		2022		Change
Underwriting gain:	$1,375		$449		$926		$966		$1,336		$(370)
Underwriting gain includes:
Net favorable prior year reserve development	132		185		(53)		143		649		(506)
Catastrophes, net of reinsurance	(125)		(459)		334		(2,991)		(1,877)		(1,114)
Net investment income	778		625		153		2,922		2,562		360
Other income (expense), including interest expense	(123)		(94)		(29)		(412)		(340)		(72)
Core income before income taxes	2,030		980		1,050		3,476		3,558		(82)
Income tax expense	397		170		227		404		560		(156)
Core income	1,633		810		823		3,072		2,998		74
Net realized investment gains (losses) after income taxes	(7)		9		(16)		(81)		(156)		75
Net income	$1,626		$819		$807		$2,991		$2,842		$149

Combined ratio	85.8%		94.5%		(8.7)	pts	97.0%		95.6%		1.4	pts
Impact on combined ratio
Net favorable prior year reserve development	(1.3)	pts	(2.1)	pts	0.8	pts	(0.4)	pts	(1.9)	pts	1.5	pts
Catastrophes, net of reinsurance	1.2	pts	5.2	pts	(4.0)	pts	7.9	pts	5.5	pts	2.4	pts
Underlying combined ratio	85.9%		91.4%		(5.5)	pts	89.5%		92.0%		(2.5)	pts

Net written premiums
Business Insurance	$5,018		$4,390		14%		$20,430		$17,635		16%
Bond & Specialty Insurance	989		924		7		3,842		3,732		3
Personal Insurance	3,987		3,515		13		15,929		14,047		13
Total	$9,994		$8,829		13%		$40,201		$35,414		14%
Fourth Quarter 2023 Results
(All comparisons vs. fourth quarter 2022, unless noted otherwise)
Net income of $1.626 billion increased $807 million, due to higher core income, partially offset by net realized investment losses compared to net realized investment gains in the same period of 2022. Core income of $1.633 billion increased $823 million, primarily due to a higher underlying underwriting gain, lower catastrophe losses and higher net investment income. The underlying underwriting gain benefited from higher business volumes. Net realized investment losses were $11 million pre-tax ($7 million after-tax), compared to net realized investment gains of $7 million pre-tax ($9 million after-tax) in the prior year quarter.
Combined ratio:
•The combined ratio of 85.8% improved 8.7 points due to an improvement in the underlying combined ratio (5.5 points) and lower catastrophe losses (4.0 points), partially offset by lower net favorable prior year reserve development (0.8 points).
•The underlying combined ratio of 85.9% improved 5.5 points. See below for further details by segment.
•Net favorable prior year reserve development occurred in all three segments. See below for further details by segment.
•Catastrophe losses primarily resulted from wind and hail storms in multiple states, as well as a winter storm.
Net investment income of $778 million pre-tax ($645 million after-tax) increased 24%. Income from the fixed income investment portfolio increased over the prior year quarter due to a higher average yield and growth in fixed maturity investments. Income from the non-fixed income investment portfolio increased slightly over the prior year quarter, primarily due to higher private equity partnership returns, partially offset by lower real estate partnership returns.

Non-fixed income returns are generally reported on a one-quarter lagged basis and directionally follow the broader equity markets.

Net written premiums of $9.994 billion increased 13%. See below for further details by segment.

Full Year 2023 Results
(All comparisons vs. full year 2022, unless noted otherwise)

Net income of $2.991 billion increased $149 million, due to higher core income and lower net realized investment losses. Core income of $3.072 billion increased $74 million, primarily due to a higher underlying underwriting gain and higher net investment income, partially offset by higher catastrophe losses and lower net favorable prior year reserve development. The underlying underwriting gain benefited from higher business volumes. The underlying underwriting gain in the current year also included a one-time tax benefit of $211 million due to the expiration of the statute of limitations with respect to a tax item, while the prior year included a $47 million reduction in income tax expense as a result of the resolution of prior year tax matters. These tax benefits are included in the income tax line in the Consolidated Statement of Income and, accordingly, do not impact the combined ratio or the underlying combined ratio. Net realized investment losses were $105 million pre-tax ($81 million after-tax), compared to $204 million pre-tax ($156 million after-tax) in the prior year.

Combined ratio:

•The combined ratio of 97.0% increased 1.4 points due to higher catastrophe losses (2.4 points) and lower net favorable prior year reserve development (1.5 points), partially offset by an improvement in the underlying combined ratio (2.5 points).

•The underlying combined ratio of 89.5% improved 2.5 points. See below for further details by segment.

•Net favorable prior year reserve development in Bond & Specialty Insurance and Personal Insurance was partially offset by net unfavorable prior year reserve development in Business Insurance. See below for further details by segment.

•Catastrophe losses included the fourth quarter events described above, as well as numerous severe wind and hail storms in multiple states in the first nine months of 2023.
Net investment income of $2.922 billion pre-tax ($2.436 billion after-tax) increased 14%. Income from the fixed income investment portfolio increased over the prior year due to a higher average yield and growth in fixed maturity investments. Income from the non-fixed income investment portfolio was solid but decreased from a strong level in the prior year, primarily due to lower real estate and private equity partnership returns.

Net written premiums of $40.201 billion increased 14%. See below for further details by segment.

Shareholders’ Equity

Shareholders’ equity of $24.921 billion increased 16% over year-end 2022, primarily due to net income of $2.991 billion and lower net unrealized investment losses, partially offset by common share repurchases and dividends to shareholders. Net unrealized investment losses included in shareholders’ equity were $3.970 billion pre-tax ($3.129 billion after-tax), compared to $6.220 billion pre-tax ($4.898 billion after-tax) at year-end 2022. The decrease in net unrealized investment losses was driven by lower interest rates. Book value per share of $109.19 increased 18% over year-end 2022. Adjusted book value per share of $122.90, which excludes net unrealized investment gains (losses), increased 8% over year-end 2022.

The Company repurchased 0.4 million shares during the fourth quarter at an average price of $184.78 per share for a total cost of $66 million. At December 31, 2023, the Company had $6.040 billion of capacity remaining under its share repurchase authorizations approved by the Board of Directors. At the end of the quarter, statutory capital and surplus was $25.114 billion, and the ratio of debt-to-capital was 24.4%. The ratio of debt-to-capital excluding after-tax net unrealized investment gains (losses) included in shareholders’ equity was 22.3%, within the Company’s target range of 15% to 25%.

The Board of Directors declared a regular quarterly dividend of $1.00 per share. The dividend is payable March 29, 2024, to shareholders of record at the close of business on March 8, 2024.

Business Insurance Segment Financial Results

	Three Months Ended December 31,						Twelve Months Ended December 31,
($ in millions and pre-tax, unless noted otherwise)	2023		2022		Change		2023		2022		Change
Underwriting gain:	$669		$457		$212		$959		$1,244		$(285)
Underwriting gain includes:
Net favorable (unfavorable) prior year reserve development	56		127		(71)		(289)		381		(670)
Catastrophes, net of reinsurance	(40)		(125)		85		(838)		(654)		(184)
Net investment income	552		449		103		2,085		1,864		221
Other income (expense)	(37)		(22)		(15)		(93)		(41)		(52)
Segment income before income taxes	1,184		884		300		2,951		3,067		(116)
Income tax expense	227		159		68		368		536		(168)
Segment income	$957		$725		$232		$2,583		$2,531		$52

Combined ratio	86.5%		89.5%		(3.0)	pts	94.7%		92.5%		2.2	pts
Impact on combined ratio
Net (favorable) unfavorable prior year reserve development	(1.1)	pts	(2.8)	pts	1.7	pts	1.5	pts	(2.2)	pts	3.7	pts
Catastrophes, net of reinsurance	0.8	pts	2.8	pts	(2.0)	pts	4.3	pts	3.8	pts	0.5	pts
Underlying combined ratio	86.8%		89.5%		(2.7)	pts	88.9%		90.9%		(2.0)	pts

Net written premiums by market
Domestic
Select Accounts	$862		$734		17%		$3,477		$3,099		12%
Middle Market	2,751		2,513		9		11,045		9,923		11
National Accounts	317		295		7		1,135		1,085		5
National Property and Other	682		578		18		3,008		2,467		22
Total Domestic	4,612		4,120		12		18,665		16,574		13
International	406		270		50		1,765		1,061		66
Total	$5,018		$4,390		14%		$20,430		$17,635		16%

Fourth Quarter 2023 Results
(All comparisons vs. fourth quarter 2022, unless noted otherwise)

Segment income for Business Insurance was $957 million after-tax, an increase of $232 million. Segment income increased primarily due to a higher underlying underwriting gain, higher net investment income and lower catastrophe losses, partially offset by lower net favorable prior year reserve development. The underlying underwriting gain benefited from higher business volumes.

Combined ratio:

•The combined ratio of 86.5% improved 3.0 points due to an improvement in the underlying combined ratio (2.7 points) and lower catastrophe losses (2.0 points), partially offset by lower net favorable prior year reserve development (1.7 points).
•The underlying combined ratio improved 2.7 points to a very strong 86.8%.

•Net favorable prior year reserve development was primarily driven by better than expected loss experience in the domestic operations’ workers’ compensation product line for multiple accident years, partially offset by higher than expected loss experience in the general liability product line for multiple accident years.

Net written premiums of $5.018 billion increased 14%, reflecting strong renewal premium change and retention, as well as higher levels of new business. The increase in net written premiums also included the impact of the

Company’s quota share reinsurance agreement with subsidiaries of Fidelis Insurance Holdings Limited effective January 1, 2023, which is included in the segment’s International results.

Full Year 2023 Results
(All comparisons vs. full year 2022, unless noted otherwise)

Segment income for Business Insurance was $2.583 billion after-tax, an increase of $52 million. Segment income increased primarily due to a higher underlying underwriting gain and higher net investment income, partially offset by net unfavorable prior year reserve development, compared to net favorable prior year reserve development in 2022, and higher catastrophe losses. The underlying underwriting gain benefited from higher business volumes. The underlying underwriting gain in the current year also included a one-time tax benefit of $171 million due to the expiration of the statute of limitations with respect to a tax item, while the prior year included a $3 million reduction in income tax expense as a result of the resolution of prior year tax matters.

Combined ratio:

•The combined ratio of 94.7% increased 2.2 points due to net unfavorable prior year reserve development compared to net favorable prior year reserve development in 2022 (3.7 points) and higher catastrophe losses (0.5 points), partially offset by an improvement in the underlying combined ratio (2.0 points).
•The underlying combined ratio improved 2.0 points to a very strong 88.9%.

•Net unfavorable prior year reserve development was primarily driven by (i) net unfavorable prior year reserve development in the run-off operations within the general liability product line, including additions to reserves for asbestos, childhood sexual molestation and environmental claims, partially offset by (ii) net favorable prior year reserve development in the ongoing operations, including better than expected loss experience in the domestic operations’ workers’ compensation product line for multiple accident years, partially offset by higher than expected loss experience in the general liability product line for multiple accident years and the commercial automobile product line for recent accident years.

Net written premiums of $20.430 billion increased 16%, reflecting the same factors described above for the fourth quarter of 2023.

Bond & Specialty Insurance Segment Financial Results

	Three Months Ended December 31,						Twelve Months Ended December 31,
($ in millions and pre-tax, unless noted otherwise)	2023		2022		Change		2023		2022		Change
Underwriting gain:	$207		$201		$6		$824		$830		$(6)
Underwriting gain includes:
Net favorable prior year reserve development	36		51		(15)		285		222		63
Catastrophes, net of reinsurance	(6)		(9)		3		(37)		(25)		(12)
Net investment income	91		70		21		328		258		70
Other income	3		4		(1)		17		15		2
Segment income before income taxes	301		275		26		1,169		1,103		66
Income tax expense	61		54		7		227		195		32
Segment income	$240		$221		$19		$942		$908		$34

Combined ratio	77.3%		76.9%		0.4	pts	76.9%		75.3%		1.6	pts
Impact on combined ratio
Net favorable prior year reserve development	(3.9)	pts	(5.8)	pts	1.9	pts	(7.8)	pts	(6.5)	pts	(1.3)	pts
Catastrophes, net of reinsurance	0.6	pts	1.0	pts	(0.4)	pts	1.0	pts	0.7	pts	0.3	pts
Underlying combined ratio	80.6%		81.7%		(1.1)	pts	83.7%		81.1%		2.6	pts

Net written premiums
Domestic
Management Liability	$553		$520		6%		$2,156		$2,112		2%
Surety	276		253		9		1,147		1,081		6
Total Domestic	829		773		7		3,303		3,193		3
International	160		151		6		539		539		—
Total	$989		$924		7%		$3,842		$3,732		3%

Fourth Quarter 2023 Results
(All comparisons vs. fourth quarter 2022, unless noted otherwise)

Segment income for Bond & Specialty Insurance was $240 million after-tax, an increase of $19 million. Segment income increased primarily due to higher net investment income and a higher underlying underwriting gain, partially offset by lower net favorable prior year reserve development. The underlying underwriting gain benefited from higher business volumes.
Combined ratio:

•The combined ratio of 77.3% increased 0.4 points due to lower net favorable prior year reserve development (1.9 points), partially offset by an improvement in the underlying combined ratio (1.1 points) and lower catastrophe losses (0.4 points).

•The underlying combined ratio of 80.6% improved 1.1 points.

•Net favorable prior year reserve development was primarily driven by better than expected loss experience in the domestic operations’ fidelity and surety product lines and in the general liability product line for management liability coverages for recent accident years.

Net written premiums of $989 million increased 7%, reflecting strong production in both surety and management liability.

Full Year 2023 Results
(All comparisons vs. full year 2022, unless noted otherwise)

Segment income for Bond & Specialty Insurance was $942 million after-tax, an increase of $34 million. Segment income increased primarily due to higher net investment income and higher net favorable prior year reserve development, partially offset by a lower underlying underwriting gain. The underlying underwriting gain benefited from higher business volumes. The underlying underwriting gain in the current year included a one-time tax benefit of $9 million due to the expiration of the statute of limitations with respect to a tax item, while the prior year included a $24 million reduction in income tax expense as a result of the resolution of prior year tax matters.

Combined ratio:

•The combined ratio of 76.9% increased 1.6 points due to a higher underlying combined ratio (2.6 points) and higher catastrophe losses (0.3 points), partially offset by higher net favorable prior year reserve development (1.3 points).

•The underlying combined ratio of 83.7% increased 2.6 points, primarily driven by losses from a small number of surety accounts and loss activity related to the disruption in the banking sector, as well as a higher expense ratio.

•Net favorable prior year reserve development was primarily driven by the same factors described above for the fourth quarter of 2023.

Net written premiums of $3.842 billion increased 3%, reflecting the same factors described above for the fourth quarter of 2023.

Personal Insurance Segment Financial Results

	Three Months Ended December 31,						Twelve Months Ended December 31,
($ in millions and pre-tax, unless noted otherwise)	2023		2022		Change		2023		2022		Change
Underwriting gain (loss):	$499		$(209)		$708		$(817)		$(738)		$(79)
Underwriting gain (loss) includes:
Net favorable prior year reserve development	40		7		33		147		46		101
Catastrophes, net of reinsurance	(79)		(325)		246		(2,116)		(1,198)		(918)
Net investment income	135		106		29		509		440		69
Other income	18		18		—		77		68		9
Segment income (loss) before income taxes	652		(85)		737		(231)		(230)		(1)
Income tax expense (benefit)	132		(24)		156		(103)		(90)		(13)
Segment income (loss)	$520		$(61)		$581		$(128)		$(140)		$12

Combined ratio	86.8%		105.3%		(18.5)	pts	104.8%		104.9%		(0.1)	pts
Impact on combined ratio
Net favorable prior year reserve development	(1.1)	pts	(0.2)	pts	(0.9)	pts	(1.0)	pts	(0.3)	pts	(0.7)	pts
Catastrophes, net of reinsurance	2.0	pts	9.3	pts	(7.3)	pts	14.1	pts	9.0	pts	5.1	pts
Underlying combined ratio	85.9%		96.2%		(10.3)	pts	91.7%		96.2%		(4.5)	pts

Net written premiums
Domestic
Automobile	$1,831		$1,614		13%		$7,330		$6,482		13%
Homeowners and Other	1,995		1,752		14		7,949		6,916		15
Total Domestic	3,826		3,366		14		15,279		13,398		14
International	161		149		8		650		649		—
Total	$3,987		$3,515		13%		$15,929		$14,047		13%

Fourth Quarter 2023 Results
(All comparisons vs. fourth quarter 2022, unless noted otherwise)

Segment income for Personal Insurance was $520 million after-tax, compared with a segment loss of $61 million in the prior year quarter. The improvement was driven by a higher underlying underwriting gain, lower catastrophe losses, higher net favorable prior year reserve development and higher net investment income. The underlying underwriting gain benefited from higher business volumes.

Combined ratio:

•The combined ratio of 86.8% improved 18.5 points due to an improvement in the underlying combined ratio (10.3 points), lower catastrophe losses (7.3 points) and higher net favorable prior year reserve development (0.9 points).

•The underlying combined ratio of 85.9% improved 10.3 points, reflecting improvement in both Homeowners and Other and Automobile.

•Net favorable prior year reserve development was primarily driven by better than expected loss experience in the domestic operations’ homeowners and other product line for recent accident years.

Net written premiums of $3.987 billion increased 13%, primarily reflecting higher renewal premium change in both Domestic Homeowners and Other and Domestic Automobile.

Full Year 2023 Results
(All comparisons vs. full year 2022, unless noted otherwise)

Segment loss for Personal Insurance was $128 million after-tax, compared with a segment loss of $140 million in 2022. The improvement in segment loss was driven by a higher underlying underwriting gain, higher net favorable prior year reserve development and higher net investment income, partially offset by higher catastrophe losses. The underlying underwriting gain benefited from higher business volumes. The underlying underwriting gain in the current year included a one-time tax benefit of $31 million due to the expiration of the statute of limitations with respect to a tax item, while the prior year included a $20 million reduction in income tax expense as a result of the resolution of prior year tax matters.

Combined ratio:

•The combined ratio of 104.8% improved 0.1 points due to an improvement in underlying combined ratio (4.5 points) and higher net favorable prior year reserve development (0.7 points), partially offset by higher catastrophe losses (5.1 points).

•The underlying combined ratio of 91.7% improved 4.5 points, reflecting improvement in both Homeowners and Other and Automobile.

•Net favorable prior year reserve development was primarily driven by the same factor described above for the fourth quarter of 2023.

Net written premiums of $15.929 billion increased 13%, reflecting the same factor described above for the fourth quarter of 2023.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with the financial supplement that is available on our website at Travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Friday, January 19, 2024. Investors can access the call via webcast at investor.travelers.com or by dialing 1.888.440.6281 within the United States or 1.646.960.0218 outside the United States. Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the Company’s website.

Following the live event, replays will be available via webcast for one year at investor.travelers.com and by telephone for 30 days by dialing 1.800.770.2030 within the United States or 1.647.362.9199 outside the United States. All callers should use conference ID 5449478.

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. A component of the Dow Jones Industrial Average, Travelers has more than 30,000 employees and generated revenues of approximately $41 billion in 2023. For more information, visit Travelers.com.

Travelers may use its website and/or social media outlets, such as Facebook and X, as distribution channels of material Company information. Financial and other important information regarding the Company is routinely accessible through and posted on our website at investor.travelers.com, our Facebook page at facebook.com/travelers and our X account (@Travelers) at twitter.com/travelers. In addition, you may automatically receive email alerts and other information about Travelers when you enroll your email address by visiting the Email Notifications section at investor.travelers.com.

Travelers is organized into the following reportable business segments:

Business Insurance - Business Insurance offers a broad array of property and casualty insurance products and services to its customers, primarily in the United States, as well as in Canada, the United Kingdom, the Republic of Ireland and throughout other parts of the world, including as a corporate member of Lloyd’s.

Bond & Specialty Insurance - Bond & Specialty Insurance offers surety, fidelity, management liability, professional liability, and other property and casualty coverages and related risk management services to its customers, primarily in the United States, and certain surety and specialty insurance products in Canada, the United Kingdom and the Republic of Ireland, as well as Brazil through a joint venture, in each case utilizing various degrees of financially-based underwriting approaches.

Personal Insurance - Personal Insurance offers a broad range of property and casualty insurance products and services covering individuals’ personal risks, primarily in the United States, as well as in Canada. Personal Insurance’s primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.
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Forward-Looking Statements

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may,” “will,” “should,” “likely,” “probably,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “views,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements include, among other things, the Company’s statements about:

•the Company’s outlook, the impact of trends on its business, such as the impact of elevated industrywide loss costs in Personal Insurance, and its future results of operations and financial condition;
•the impact of legislative or regulatory actions or court decisions;
•share repurchase plans;
•future pension plan contributions;
•the sufficiency of the Company’s asbestos and other reserves;
•the impact of emerging claims issues as well as other insurance and non-insurance litigation;
•the cost and availability of reinsurance coverage;
•catastrophe losses and modeling;
•the impact of investment, economic and underwriting market conditions, including interest rates and inflation;
•the Company’s approach to managing its investment portfolio;
•the impact of changing climate conditions;
•strategic and operational initiatives to improve profitability and competitiveness;
•the Company’s competitive advantages and innovation agenda, including executing on that agenda with respect to artificial intelligence;

•new product offerings;
•the impact of developments in the tort environment;
•the impact of developments in the geopolitical environment;
•the impact of a U.S. government shutdown; and
•the impact of the Company’s acquisition of Corvus Insurance Holdings, Inc.

The Company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

Insurance-Related Risks

•high levels of catastrophe losses;
•actual claims may exceed the Company’s claims and claim adjustment expense reserves, or the estimated level of claims and claim adjustment expense reserves may increase, including as a result of, among other things, changes in the legal/tort, regulatory and economic environments, including increased inflation;
•the Company’s potential exposure to asbestos and environmental claims and related litigation;
•the Company is exposed to, and may face adverse developments involving, mass tort claims; and
•the effects of emerging claim and coverage issues on the Company’s business are uncertain, and court decisions or legislative changes that take place after the Company issues its policies can result in an unexpected increase in the number of claims.

Financial, Economic and Credit Risks

•a period of financial market disruption or an economic downturn;
•the Company’s investment portfolio is subject to credit and interest rate risk, and may suffer reduced or low returns or material realized or unrealized losses;
•the Company is exposed to credit risk related to reinsurance and structured settlements, and reinsurance coverage may not be available to the Company;
•the Company is exposed to credit risk in certain of its insurance operations and with respect to certain guarantee or indemnification arrangements that it has with third parties;
•a downgrade in the Company’s claims-paying and financial strength ratings; and
•the Company’s insurance subsidiaries may be unable to pay dividends to the Company’s holding company in sufficient amounts.

Business and Operational Risks

•the intense competition that the Company faces, including with respect to attracting and retaining employees, and the impact of innovation, technological change and changing customer preferences on the insurance industry and the markets in which it operates;
•disruptions to the Company’s relationships with its independent agents and brokers or the Company’s inability to manage effectively a changing distribution landscape;
•the Company’s efforts to develop new products or services, expand in targeted markets, improve business processes and workflows or make acquisitions may not be successful and may create enhanced risks;
•the Company's pricing and capital models may provide materially different indications than actual results;
•loss of or significant restrictions on the use of particular types of underwriting criteria, such as credit scoring, or other data or methodologies, in the pricing and underwriting of the Company’s products;
•the Company is subject to additional risks associated with its business outside the United States; and
•future pandemics (including new variants of COVID-19).
Technology and Intellectual Property Risks

•as a result of cyber attacks (the risk of which could be exacerbated by geopolitical tensions) or otherwise, the Company may experience difficulties with technology, data and network security or outsourcing relationships;
•the Company’s dependence on effective information technology systems and on continuing to develop and implement improvements in technology, including with respect to artificial intelligence; and

•the Company may be unable to protect and enforce its own intellectual property or may be subject to claims for infringing the intellectual property of others.
Regulatory and Compliance Risks

•changes in regulation, including higher tax rates; and
•the Company's compliance controls may not be effective.
In addition, the Company’s share repurchase plans depend on a variety of factors, including the Company’s financial position, earnings, share price, catastrophe losses, maintaining capital levels appropriate for the Company’s business operations, changes in levels of written premiums, funding of the Company’s qualified pension plan, capital requirements of the Company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions and related financings), market conditions, changes in tax laws (including the Inflation Reduction Act) and other factors.
Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward Looking Statements” in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 16, 2023, as updated by our periodic filings with the SEC.

GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES

The following measures are used by the Company’s management to evaluate financial performance against historical results, to establish performance targets on a consolidated basis and for other reasons as discussed below. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of these measures to the most comparable GAAP measures also follow.

In the opinion of the Company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the Company’s periodic results of operations and how management evaluates the Company’s financial performance.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, included in shareholders’ equity, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the Company’s management.

RECONCILIATION OF NET INCOME TO CORE INCOME AND CERTAIN OTHER NON-GAAP MEASURES

Core income (loss) is consolidated net income (loss) excluding the after-tax impact of net realized investment gains (losses), discontinued operations, the effect of a change in tax laws and tax rates at enactment, and cumulative effect of changes in accounting principles when applicable. Segment income (loss) is determined in the same manner as core income (loss) on a segment basis. Management uses segment income (loss) to analyze each segment’s performance and as a tool in making business decisions. Financial statement users also consider core income (loss) when analyzing the results and trends of insurance companies. Core income (loss) per share is core income (loss) on a per common share basis.

Reconciliation of Net Income to Core Income less Preferred Dividends

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, after-tax)	2023	2022	2023	2022
Net income	$1,626	$819	$2,991	$2,842
Adjustments:
Net realized investment (gains) losses	7	(9)	81	156
Core income	$1,633	$810	$3,072	$2,998

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, pre-tax)	2023	2022	2023	2022
Net income	$2,019	$987	$3,371	$3,354
Adjustments:
Net realized investment (gains) losses	11	(7)	105	204
Core income	$2,030	$980	$3,476	$3,558

	Twelve Months Ended December 31,			Average Annual
($ in millions, after-tax)	2021	2020	2019	2005 - 2018
Net income	$3,662	$2,697	$2,622	$3,035
Less: Loss from discontinued operations	—	—	—	(31)
Income from continuing operations	3,662	2,697	2,622	3,066
Adjustments:
Net realized investment (gains) losses	(132)	(11)	(85)	(41)
Impact of changes in tax laws and/or tax rates (1) (2)	(8)	—	—	9
Core income	3,522	2,686	2,537	3,034
Less: Preferred dividends	—	—	—	2
Core income, less preferred dividends	$3,522	$2,686	$2,537	$3,032
(1) Impact is recognized in the accounting period in which the change is enacted
(2) 2017 reflects impact of Tax Cuts and Jobs Act of 2017 (TCJA)

Reconciliation of Net Income per Share to Core Income per Share on a Diluted Basis

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Diluted income per share
Net income	$6.99	$3.44	$12.79	$11.77
Adjustments:
Net realized investment (gains) losses, after-tax	0.02	(0.04)	0.34	0.65
Core income	$7.01	$3.40	$13.13	$12.42
Reconciliation of Segment Income (Loss) to Total Core Income

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, after-tax)	2023	2022	2023	2022
Business Insurance	$957	$725	$2,583	$2,531
Bond & Specialty Insurance	240	221	942	908
Personal Insurance	520	(61)	(128)	(140)
Total segment income	1,717	885	3,397	3,299
Interest Expense and Other	(84)	(75)	(325)	(301)
Total core income	$1,633	$810	$3,072	$2,998

RECONCILIATION OF SHAREHOLDERS’ EQUITY TO ADJUSTED SHAREHOLDERS’ EQUITY AND CALCULATION OF RETURN ON EQUITY AND CORE RETURN ON EQUITY

Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, included in shareholders’ equity, net realized investment gains (losses), net of tax, for the period presented, the effect of a change in tax laws and tax rates at enactment (excluding the portion related to net unrealized investment gains (losses)), preferred stock and discontinued operations.

Reconciliation of Shareholders’ Equity to Adjusted Shareholders’ Equity

	As of December 31,					Average Annual
($ in millions)	2023	2022	2021	2020	2019	2005 - 2018
Shareholders’ equity	$24,921	$21,560	$28,887	$29,201	$25,943	$24,659
Adjustments:
Net unrealized investment (gains) losses, net of tax, included in shareholders’ equity	3,129	4,898	(2,415)	(4,074)	(2,246)	(1,232)
Net realized investment (gains) losses, net of tax	81	156	(132)	(11)	(85)	(41)
Impact of changes in tax laws and/or tax rates (1) (2)	—	—	(8)	—	—	20
Preferred stock	—	—	—	—	—	(45)
Loss from discontinued operations	—	—	—	—	—	31
Adjusted shareholders’ equity	$28,131	$26,614	$26,332	$25,116	$23,612	$23,392
(1) Impact is recognized in the accounting period in which the change is enacted
(2) 2017 reflects impact of Tax Cuts and Jobs Act of 2017 (TCJA)

Return on equity is the ratio of annualized net income (loss) less preferred dividends to average shareholders’ equity for the periods presented. Core return on equity is the ratio of annualized core income (loss) less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the Company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Adjusted average shareholders’ equity is (a) the sum of total adjusted shareholders’ equity at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two.
Calculation of Return on Equity and Core Return on Equity

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, after-tax)	2023	2022	2023	2022
Annualized net income	$6,506	$3,278	$2,991	$2,842
Average shareholders’ equity	22,449	20,733	22,031	23,384
Return on equity	29.0%	15.8%	13.6%	12.2%
Annualized core income	$6,530	$3,241	$3,072	$2,998
Adjusted average shareholders’ equity	27,250	26,336	26,772	26,588
Core return on equity	24.0%	12.3%	11.5%	11.3%

	Twelve Months Ended December 31,			Average Annual
($ in millions, after-tax)	2021	2020	2019	2005 - 2018
Net income, less preferred dividends	$3,662	$2,697	$2,622	$3,033
Average shareholders' equity	28,735	26,892	24,922	24,677
Return on equity	12.7%	10.0%	10.5%	12.3%
Core income, less preferred dividends	$3,522	$2,686	$2,537	$3,032
Adjusted average shareholders’ equity	25,718	23,790	23,335	23,401
Core return on equity	13.7%	11.3%	10.9%	13.0%

RECONCILIATION OF NET INCOME TO UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the Company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions. Underwriting gain, excluding the impact of catastrophes and net favorable (unfavorable) prior year loss reserve development, is the underwriting gain adjusted to exclude claims and claim adjustment expenses, reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the Company’s management, this measure is meaningful to users of the financial statements to understand the Company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting gain, underlying underwriting margin, underlying underwriting income or underlying underwriting result.

A catastrophe is a severe loss designated a catastrophe by internationally recognized organizations that track and report on insured losses resulting from catastrophic events, such as Property Claim Services (PCS) for events in the United States and Canada. Catastrophes can be caused by various natural events, including, among others, hurricanes, tornadoes and other windstorms, earthquakes, hail, wildfires, severe winter weather, floods, tsunamis, volcanic eruptions and other naturally-occurring events, such as solar flares. Catastrophes can also be man-made, such as terrorist attacks and other intentionally destructive acts including those involving nuclear, biological, chemical and radiological events, cyber events, explosions and destruction of infrastructure. Each catastrophe has unique characteristics and catastrophes are not predictable as to timing or amount. Their effects are included in net and core income and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools.

The Company’s threshold for disclosing catastrophes is primarily determined at the reportable segment level. If a threshold for one segment or a combination thereof is exceeded and the other segments have losses from the same event, losses from the event are identified as catastrophe losses in the segment results and for the consolidated results of the Company. Additionally, an aggregate threshold is applied for international business across all reportable segments. The threshold for 2023 ranges from $20 million to $30 million of losses before reinsurance and taxes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the Company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and core income (loss), and changes in claims and claim adjustment expense reserve levels from period to period.

Reconciliation of Net Income to Pre-Tax Underlying Underwriting Income (also known as Underlying Underwriting Gain)

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, after-tax, except as noted)	2023	2022	2023	2022
Net income	$1,626	$819	$2,991	$2,842
Net realized investment (gains) losses	7	(9)	81	156
Core income	1,633	810	3,072	2,998
Net investment income	(645)	(531)	(2,436)	(2,170)
Other (income) expense, including interest expense	100	75	337	277
Underwriting income	1,088	354	973	1,105
Income tax expense (benefit) on underwriting results	287	95	(7)	231
Pre-tax underwriting income	1,375	449	966	1,336
Pre-tax impact of net favorable prior year reserve development	(132)	(185)	(143)	(649)
Pre-tax impact of catastrophes	125	459	2,991	1,877
Pre-tax underlying underwriting income	$1,368	$723	$3,814	$2,564
Reconciliation of Net Income to After-Tax Underlying Underwriting Income (also known as Underlying Underwriting Gain)

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, after-tax)	2023	2022	2023	2022
Net income	$1,626	$819	$2,991	$2,842
Net realized investment (gains) losses	7	(9)	81	156
Core income	1,633	810	3,072	2,998
Net investment income	(645)	(531)	(2,436)	(2,170)
Other (income) expense, including interest expense	100	75	337	277
Underwriting income	1,088	354	973	1,105
Impact of net favorable prior year reserve development	(105)	(145)	(113)	(512)
Impact of catastrophes	99	362	2,361	1,480
Underlying underwriting income	$1,082	$571	$3,221	$2,073

	Twelve Months Ended December 31,
($ in millions, after-tax)	2021	2020	2019	2018	2017	2016	2015	2014	2013	2012
Net income	$3,662	$2,697	$2,622	$2,523	$2,056	$3,014	$3,439	$3,692	$3,673	$2,473
Net realized investment gains	(132)	(11)	(85)	(93)	(142)	(47)	(2)	(51)	(106)	(32)
Impact of changes in tax laws and/or tax rates (1) (2)	(8)	—	—	—	129	—	—	—	—	—
Core income	3,522	2,686	2,537	2,430	2,043	2,967	3,437	3,641	3,567	2,441
Net investment income	(2,541)	(1,908)	(2,097)	(2,102)	(1,872)	(1,846)	(1,905)	(2,216)	(2,186)	(2,316)
Other (income) expense, including interest expense	235	232	214	248	179	78	193	159	61	171
Underwriting income	1,216	1,010	654	576	350	1,199	1,725	1,584	1,442	296
Impact of net (favorable) unfavorable prior year reserve development	(424)	(276)	47	(409)	(378)	(510)	(617)	(616)	(552)	(622)
Impact of catastrophes	1,459	1,274	699	1,355	1,267	576	338	462	387	1,214
Underlying underwriting income	$2,251	$2,008	$1,400	$1,522	$1,239	$1,265	$1,446	$1,430	$1,277	$888
(1) Impact is recognized in the accounting period in which the change is enacted
(2) 2017 reflects impact of Tax Cuts and Jobs Act of 2017 (TCJA)

COMBINED RATIO AND ADJUSTMENTS FOR UNDERLYING COMBINED RATIO

Combined ratio: For Statutory Accounting Practices (SAP), the combined ratio is the sum of the SAP loss and LAE ratio and the SAP underwriting expense ratio as defined in the statutory financial statements required by insurance regulators. The combined ratio, as used in this earnings release, is the equivalent of, and is calculated in the same manner as, the SAP combined ratio except that the SAP underwriting expense ratio is based on net written premiums and the underwriting expense ratio as used in this earnings release is based on net earned premiums.

For SAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses less certain administrative services fee income to net earned premiums as defined in the statutory financial statements required by insurance regulators. The loss and LAE ratio as used in this earnings release is calculated in the same manner as the SAP ratio.

For SAP, the underwriting expense ratio is the ratio of underwriting expenses incurred (including commissions paid), less certain administrative services fee income and billing and policy fees and other, to net written premiums as defined in the statutory financial statements required by insurance regulators. The underwriting expense ratio as used in this earnings release, is the ratio of underwriting expenses (including the amortization of deferred acquisition costs), less certain administrative services fee income, billing and policy fees and other, to net earned premiums.

The combined ratio, loss and LAE ratio, and underwriting expense ratio are used as indicators of the Company’s underwriting discipline, efficiency in acquiring and servicing its business and overall underwriting profitability. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Underlying combined ratio represents the combined ratio excluding the impact of net prior year reserve development and catastrophes. The underlying combined ratio is an indicator of the Company’s underwriting discipline and underwriting profitability for the current accident year.

Other companies’ method of computing similarly titled measures may not be comparable to the Company’s method of computing these ratios.

Calculation of the Combined Ratio

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, pre-tax)	2023	2022	2023	2022
Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$5,880	$5,924	$26,215	$22,854
Less:
Policyholder dividends	13	9	49	40
Allocated fee income	40	39	164	151
Loss ratio numerator	$5,827	$5,876	$26,002	$22,663
Underwriting expense ratio
Amortization of deferred acquisition costs	$1,641	$1,434	$6,226	$5,515
General and administrative expenses (G&A)	1,289	1,203	5,176	4,810
Less:
Non-insurance G&A	103	88	389	340
Allocated fee income	69	66	269	261
Billing and policy fees and other	29	28	113	109
Expense ratio numerator	$2,729	$2,455	$10,631	$9,615
Earned premium	$9,973	$8,817	$37,761	$33,763
Combined ratio (1)
Loss and loss adjustment expense ratio	58.4%	66.6%	68.9%	67.1%
Underwriting expense ratio	27.4%	27.9%	28.1%	28.5%
Combined ratio	85.8%	94.5%	97.0%	95.6%
Impact on combined ratio:
Net favorable prior year reserve development	(1.3)%	(2.1)%	(0.4)%	(1.9)%
Catastrophes, net of reinsurance	1.2%	5.2%	7.9%	5.5%
Underlying combined ratio	85.9%	91.4%	89.5%	92.0%
(1)  For purposes of computing ratios, billing and policy fees and other (which are a component of other revenues) are allocated as a reduction of underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses. These allocations are to conform the calculation of the combined ratio with statutory accounting. Additionally, general and administrative expenses include non-insurance expenses that are excluded from underwriting expenses, and accordingly are excluded in calculating the combined ratio.

RECONCILIATION OF BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY TO CERTAIN NON-GAAP MEASURES

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding net unrealized investment gains and losses, net of tax, included in shareholders’ equity, divided by the number of common shares outstanding. In the opinion of the Company’s management, adjusted book value per share is useful in an analysis of a property casualty company’s book value per share as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the Company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Shareholders’ Equity to Tangible Shareholders’ Equity, Excluding Net Unrealized Investment Losses, Net of Tax and Calculation of Book Value Per Share, Adjusted Book Value Per Share and Tangible Book Value Per Share

	As of
($ in millions, except per share amounts)	December 31, 2023	December 31, 2022
Shareholders’ equity	$24,921	$21,560
Less: Net unrealized investment losses, net of tax, included in shareholders’ equity	(3,129)	(4,898)
Shareholders’ equity, excluding net unrealized investment losses, net of tax, included in shareholders’ equity	28,050	26,458
Less:
Goodwill	3,976	3,952
Other intangible assets	277	287
Impact of deferred tax on other intangible assets	(69)	(60)
Tangible shareholders’ equity, excluding net unrealized investment losses, net of tax, included in shareholders’ equity	$23,866	$22,279
Common shares outstanding	228.2	232.1
Book value per share	$109.19	$92.90
Adjusted book value per share	122.90	114.00
Tangible book value per share, excluding net unrealized investment losses, net of tax, included in shareholders’ equity	104.57	96.00

RECONCILIATION OF TOTAL CAPITALIZATION TO TOTAL CAPITALIZATION EXCLUDING NET UNREALIZED INVESTMENT GAINS (LOSSES), NET OF TAX

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gains (losses) on investments, net of tax, included in shareholders’ equity, is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses included in shareholders’ equity. In the opinion of the Company’s management, the debt-to-capital ratio is useful in an analysis of the Company’s financial leverage.

	As of
($ in millions)	December 31, 2023	December 31, 2022
Debt	$8,031	$7,292
Shareholders’ equity	24,921	21,560
Total capitalization	32,952	28,852
Less: Net unrealized investment losses, net of tax, included in shareholders’ equity	(3,129)	(4,898)
Total capitalization excluding net unrealized losses on investments, net of tax, included in shareholders’ equity	$36,081	$33,750
Debt-to-capital ratio	24.4%	25.3%
Debt-to-capital ratio excluding net unrealized investment losses, net of tax, included in shareholders’ equity	22.3%	21.6%

RECONCILIATION OF INVESTED ASSETS TO INVESTED ASSETS EXCLUDING NET UNREALIZED INVESTMENT GAINS (LOSSES)

	As of December 31,
($ in millions)	2023	2022	2021	2020	2019	2018	2017	2016	2015	2014	2013	2012
Invested assets	$88,810	$80,454	$87,375	$84,423	$77,884	$72,278	$72,502	$70,488	$70,470	$73,261	$73,160	$73,838
Less: Net unrealized investment gains (losses), pre-tax	(3,970)	(6,220)	3,060	5,175	2,853	(137)	1,414	1,112	1,974	3,008	2,030	4,761
Invested assets excluding net unrealized investment gains (losses)	$92,780	$86,674	$84,315	$79,248	$75,031	$72,415	$71,088	$69,376	$68,496	$70,253	$71,130	$69,077

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers.

For Business Insurance and Bond & Specialty Insurance, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For Personal Insurance, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business is the amount of written premium related to new policyholders and additional products sold to existing policyholders. These are operating statistics, which are in part dependent on the use of estimates and are therefore subject to change. For Business Insurance, retention, renewal premium change and new business exclude National Accounts. For Bond & Specialty Insurance, retention, renewal premium change and new business exclude surety and other products that are generally sold on a non-recurring, project specific basis. For each of the segments, production statistics referred to herein are domestic only unless otherwise indicated.

Statutory capital and surplus represents the excess of an insurance company’s admitted assets over its liabilities, including loss reserves, as determined in accordance with statutory accounting practices.

Holding company liquidity is the total funds available at the holding company level to fund general corporate purposes, primarily the payment of shareholder dividends and debt service. These funds consist of total cash, short-term invested assets and other readily marketable securities held by the holding company.

For a glossary of other financial terms used in this press release, we refer you to the Company’s most recent annual report on Form 10-K filed with the SEC on February 16, 2023, and subsequent periodic filings with the SEC.

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Contacts

Media:	Institutional Investors:
Patrick Linehan	Abbe Goldstein
917.778.6267	917.778.6825